Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:  (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact:   Stephen Anderson - 336-436-5274
  Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES FIRST QUARTER 2011 RESULTS

Strong Revenue Growth Drives Adjusted EPS Excluding Amortization of $1.52,
Up 8.6%, and Operating Cash Flow of $215.3 Million

Burlington, NC, April 21, 2011 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended March 31, 2011. These results include the operations of Genzyme Genetics, which the Company acquired in the fourth quarter of 2010.

First Quarter Results
Net earnings were $127.1 million compared to $132.7 million in the first quarter of 2010. Earnings per diluted share (EPS) were $1.23 compared to $1.25 in 2010. Earnings per diluted share, excluding amortization, restructuring and other special charges recorded in the first quarter of 2011 and 2010 (Adjusted EPS Excluding Amortization) were $1.52 and $1.40, respectively. During the quarter inclement weather had a significant impact on the Company’s results, reducing EPS by approximately eight cents.

Operating income for the first quarter was $235.8 million compared to $234.2 million in the first quarter of 2010. Operating income, excluding restructuring and other special charges recorded in the first quarter of 2011 and 2010 (Adjusted Operating Income) was $263.7 million and $243.5 million, an increase of 8.3%.

Revenues for the quarter were $1,368.4 million, an increase of 14.6% over the first quarter of 2010. Testing volume, measured by requisitions, increased 5.9% and revenue per requisition increased 8.2%.

  -more-

Operating cash flow for the quarter was $215.3 million. The balance of cash at the end of the quarter was $195.4 million, and there was $40 million outstanding under the Company’s $500.0 million revolving credit facility. During the quarter, the Company repurchased approximately $265.0 million of stock, representing approximately 2.9 million shares. As of March 31, 2011, approximately $469.0 million of repurchase authorization remained under the Company’s approved share repurchase plan.

The Company recorded restructuring and other special charges of $27.9 million during the first quarter of 2011. The charges included $4.0 million in severance and other personnel costs along with $9.8 million in facility-related costs associated with the integration of Genzyme Genetics. The charges also included a $14.8 million write-off of an investment made in a prior year. These charges were offset by a restructuring credit of $0.7 million resulting from the reversal of unused severance and facility closure liabilities.

“We delivered strong revenue, earnings and free cash flow, despite severe weather throughout the country. The core business performed extremely well and we are especially pleased with the performance of Genzyme Genetics; both of these will be important components of our future growth,” said David P. King, Chairman and Chief Executive Officer.

Outlook for 2011
The Company is reaffirming its 2011 revenue guidance, expecting revenue growth of approximately 9.5% – 11.5%. The Company is raising its 2011 Adjusted EPS Excluding Amortization guidance to a range of $6.17 to $6.32, excluding the impact of any share repurchase activity after March 31, 2011. The Company is reaffirming its 2011 operating cash flow guidance of approximately $900 million and capital expenditures in the range of $140 million to $150 million.

As previously mentioned, the Company has modified its Adjusted EPS to exclude intangible amortization associated with acquisitions (Adjusted EPS Excluding Amortization). As the Company continues to grow the business through acquisitions, it will use Adjusted Earnings Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization will provide investors with better insight into the operating performance of the business.

If the Company had made this adjustment for the first quarter of 2010, Adjusted EPS Excluding Amortization would have been $1.40. As reflected in the chart below, Adjusted EPS Excluding Amortization would have been $5.98 for the full year 2010. For the full year 2011, the amortization adjustment has a positive impact of approximately $0.50.

	2010	2011
Adjusted EPS - previous calculation	$5.55	$5.67 - $5.82
Addback of amortization1	$0.43	$0.50
Adjusted EPS Excluding Amortization - new calculation	$5.98	$6.17 - $6.32

(1) Tax-effected intangible amortization, substantially all related to acquisitions of businesses and technology

As previously announced, this Adjusted EPS Excluding Amortization will be the measure the Company requests First Call to use in compiling 2011 consensus EPS estimates. As such, to ensure comparability, the Company continues to request research analysts to also provide estimates on this basis. The Company will provide reconciliation tables in future earnings releases so that investors can clearly see these adjustments.

Use of Adjusted Measures
The Company has provided in this press release “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS Excluding Amortization and Adjusted Operating Income. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing the Company’s financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations. This information will also be available on the Company's Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 800-901-5247 (617-786-4501 for international callers). The access code is 50743838. A telephone replay of the call will be available through April 28, 2011 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 78821175. A live online broadcast of LabCorp’s quarterly conference call on April 21, 2011 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through May 21, 2011.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $5.0 billion in 2010, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers a broad test menu ranging from routine blood analyses to reproductive genetics to DNA sequencing. LabCorp furthers its scientific expertise and innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Genzyme GeneticsSM*, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc., and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

*Genzyme Genetics and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license. Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2010, and subsequent SEC filings.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$1,368.4	$1,193.6
Cost of sales	800.0	686.7
Selling, general and administrative	282.8	246.0
Amortization of intangibles and other assets	21.9	17.4
Restructuring and other special charges	27.9	9.3

Operating income	235.8	234.2

Other income (expense)	0.1	(0.6)
Investment income	0.3	0.3
Interest expense	(24.0)	(14.6)
Equity method income, net	1.5	3.8
Earnings before income taxes	213.7	223.1
Provision for income taxes	83.1	86.9
Net earnings	130.6	136.2
Less net earnings attributable to noncontrolling interest	(3.5)	(3.5)
Net earnings attributable to Laboratory Corporation of America Holdings	$127.1	$132.7

Adjusted Operating Income
Operating Income	$235.8	$234.2
Restructuring and other special charges	27.9	9.3
Adjusted operating income	$263.7	$243.5

Adjusted EPS Excluding Amortization
Diluted earnings per common share	$1.23	$1.25
Impact of restructuring and other special charges	0.16	0.05
Amortization expense	0.13	0.10
Adjusted EPS Excluding Amortization	$1.52	$1.40

Weighted average shares outstanding	103.2	106.5

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	March 31,	December 31,
	2011	2010

Cash and short term investments	$195.4	$230.7
Accounts receivable, net	717.3	655.6
Property, plant and equipment	579.5	586.9
Intangible assets and goodwill, net	4,289.7	4,275.4
Investments in joint venture partnerships	82.6	78.5
Other assets	337.1	360.7
	$6,201.6	$6,187.8

Zero-coupon subordinated notes	$281.8	$286.7
Senior notes	1,525.8	1,525.9
Term loan and credit facility	396.3	375.0
Other liabilities	1,423.8	1,365.2
Noncontrolling interest	173.5	168.7
Shareholders' equity	2,400.4	2,466.3
	$6,201.6	$6,187.8

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

For the Three Months Ended
March 31,	March 31,
2011	2010
Net cash provided by operating activities	$215.3	$232.0
Net cash used for investing activities	(44.5)	(56.5)
Net cash provided by (used for) financing activities	(207.1)	(152.9)
Effect of exchange rates on cash	1.0	1.1
Net (decrease) increase in cash	(35.3)	23.7
Cash at beginning of period	230.7	148.5
Cash at end of period	$195.4	$172.2

Free Cash Flow:
Net cash provided by operating activities	$215.3	$232.0
Less: Capital expenditures	(29.4)	(24.5)
Free cash flow	$185.9	$207.5

Notes to Financial Tables

1)
During the first quarter of 2011, the Company recorded restructuring and other special charges of $27.9 million. The charges included $4.0 million in severance and other personnel costs along with $9.8 million in facility-related costs associated with the integration of Genzyme Genetics. The charges also included a $14.8 million write-off of an investment made in a prior year. The after tax impact of these charges decreased net earnings for the quarter ended March 31, 2011, by $16.9 million and diluted earnings per share by $0.16 ($16.9 million divided by 103.2 million shares).

2)
During the first quarter of 2010, the Company recorded net charges of $9.3 million relating to severance payments and the closing of redundant and underutilized facilities as well as the write-off of development costs incurred on systems abandoned during the quarter. The after tax impact of these charges decreased net earnings for the quarter ended March 31, 2010, by $5.7 million and diluted earnings per share by $0.05 ($5.7 million divided by 106.5 million shares).

3)
The Company continues to grow the business through acquisitions and has begun using Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization will provide investors with better insight into the operating performance of the business. For the quarters ended March 31, 2011 and 2010, intangible amortization was $21.9 million and $17.4 million, respectively ($13.2 million and $10.5 million net of tax, respectively) and decreased EPS by $0.13 ($13.2 million divided by 103.2 million shares) and $0.10 ($10.5 million divided by 106.5 million shares), respectively.

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